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                        GAS PURCHASE AND SALES AGREEMENT


     THIS GAS PURCHASE AND SALES AGREEMENT (the "Agreement") is made, and entered into as of January 25, 1999, but effective as of February 1, 1999 (the "Effective Date"), by and among CALPINE FUELS CORPORATION, a California corporation (hereinafter referred to as "Buyer"), and SHERIDAN CALIFORNIA ENERGY, INC., a Delaware corporation (hereinafter referred to as "Seller").

                              W I T N E S S E T H:

     WHEREAS, affiliates of Buyer own and operate proprietary systems of gas gathering and transmission pipelines ("Calpine Pipeline"), some of which are now or may hereafter be in reasonable proximity to wells producing Seller's Gas, and Seller wishes to sell Seller's Gas (hereinafter defined) to Buyer on the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the premises, and of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed as follows:

                                1.  DEFINITIONS

     1.1 Unless expressly stated otherwise, the following terms when used in this Agreement shall mean:

     1.1.1 The term "Seller's Gas" shall mean any Gas which is not Excluded Gas and which Seller now has or hereafter acquires the right to sell, either as an operator or as a non-working interest owner electing to take its working interest share of gas produced in kind, from any well now or hereafter drilled within the area in California described on Exhibit "A" attached hereto.

     1.1.2 The term "Btu" shall mean a British thermal unit, which means the amount of heat required to raise the temperature of one pound of distilled water from 59 degrees Fahrenheit to 60 degrees Fahrenheit at a constant pressure of
14.73 pounds per square inch absolute.

     1.1.3 The term "Governmental Authority" as used herein, shall mean the California Public Utility Commission, or any other state or local governmental agency with jurisdiction over all or any part of the subject matter of this Agreement.

     1.1.4 The term "Contract Month" shall mean each successive period of one calendar month beginning on the Effective Date; provided, however, that if such Effective Date is other than the first day of a calendar month, then the period beginning with such Effective Date to the first day of the following month shall, for all purposes under this Agreement, be treated as a full
Contract Month; and, provided, further, that if the period of time between the final such anniversary date during the
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term of this Agreement and the termination date of this Agreement is less than a month, such period shall nevertheless be deemed a full Contract Month.

     1.1.5 The term "cubic foot" shall mean the quantity of gas which occupies one cubic foot when such gas is at a temperature of sixty (60) degrees Fahrenheit and at a pressure of 14.73 pounds per square inch absolute.

     1.1.6 A "day" shall begin at 7:00 a.m. Pacific Time on each calendar day and end at 7:00 a.m. Pacific Time on the following calendar day.

     1.1.7 The term "Delivery Capacity" shall mean: (a) Seller's Gas production, expressed in terms of MMBtu per day, meeting the quality standards set forth in Section 11 below which is capable of being produced as established during a test period mutually agreeable to the parties of not more than five consecutive (5) days against the delivery pressure prescribed by Section 7. Notwithstanding anything in this Agreement to the contrary, in no event shall the Delivery Capacity exceed what Seller, in its judgment as a reasonably prudent operator, deems appropriate for the sound physical operation of its wells and leases.

     1.1.8 The term "Gas" shall mean natural gas produced from a Well, casinghead gas and the residue resulting from processing both natural gas from a Well and casinghead gas, meeting the minimum quality standards specified in
Section 11.

     1.1.9 The term "Heating Value" shall mean the gross number of Btu which would be contained in the quantity of one (1) cubic foot of Gas at a temperature of 60 degrees Fahrenheit, under a pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute, and adjusted to reflect the actual water vapor content of the Gas delivered.

     1.1.10 The term "Hydrocarbon Liquids" shall mean condensate and/or distillate which may be recovered by either mechanical or low temperature means from the Seller's Gas delivered or to be delivered hereunder.

     1.1.11 The term "Calpine Pipeline" shall mean the proprietary pipeline facilities owned and operated by an affiliate of Buyer, as such pipeline facilities may exist from time to time, as referenced in the second recital in this Agreement.

     1.1.12 The term "Liquefiable Hydrocarbons" shall mean the hydrocarbons other than crude oil and methane that exist in the gas phase under initial or original reservoir conditions and are produced with the Seller's Gas committed hereunder.

     1.1.13    The term "Mcf" shall mean one thousand cubic feet.

     1.1.14    The term "MMBtu" shall mean one million Btu.

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     1.1.15    The term "Excluded Gas" shall mean (a) Gas produced attributable to lands outside the area depicted on Exhibit "A" attached hereto, (b) Gas that is dedicated to pre-effective date commitments for Gas required to fulfill Seller's obligations under (i) the take-in-kind royalty provisions of its oil, Gas and mineral leases (provided that Seller shall not actively encourage any lessor to take its royalty share of Gas in-kind and shall not agree to remarket any Gas taken in-kind by a lessor), (ii) agreements to which Seller is a Party including obligations pursuant to calls on production, rights of first refusal, reversionary rights to convert retained overriding royalties into working interests and similar rights in favor of third Persons for those times and to the extent third parties have exercised their rights to enforce such obligations, (c) Gas subject to the operational reservations set forth in
Section 3.6.1; (d) Gas sold to a third party in accordance with Section 14.5 hereof but only during the continuance of the event of Force Majeure; and (e) such other Gas as Seller proposes to exclude and Buyer agrees in writing, in Buyer's sole discretion, may be excluded.

     1.1.16 The term "Sellers Nomination" shall mean, as to any Contract Month, the quantity of Seller's Gas nominated by Seller pursuant to Section 3.3 not to exceed the Delivery Capacity.

     1.1.17 The term "Monthly Contract Quantity" shall mean, as to any Contract Month, the total monthly quantity, expressed in MMBtu identified in Seller's Nomination.

     1.1.18 The term "Point(s) of Delivery" shall mean a point of interconnection between the Seller's Facilities and, at Buyer's election, either
(a) Pacific Gas and Electric Company's gas gathering or transmission system ("PG&E's System"), (b) another utility's or co-op's gas gathering or transmission system ("Third Party's System"), or (c) the Calpine Pipeline. The Points of Delivery as of the Effective Date are listed on Exhibit "C."

     1.1.19 The term "Facilities" shall mean any and all facilities required to be constructed and installed in order to enable Seller to deliver Seller's Gas to Buyer at the Point of Delivery herein in the quantities and at the pressure requirements and quality specifications provided herein. Facilities shall be maintained by Seller at its sole cost and expense. The costs of constructing Facilities shall be determined as provided in Section 2.2 hereof.

     1.1.20 The term "Transporter" shall mean any pipeline system that transports Gas, including Calpine's Pipeline, PG&E's System or a Third Party's System.

     1.1.21 The term "Well" shall mean an oil and gas well subject to this Agreement.

                          2.  FILINGS WITH REGULATORY
                   AUTHORITIES AND CONSTRUCTION OF FACILITIES

     2.1 Each of the parties hereto agrees to file promptly, at its own expense, any applications for governmental permits, licenses and authorizations which, in its sole discretion, it deems necessary in order to perform its obligations from time to time under this Agreement. Such applications, if any, will be prosecuted diligently and in good faith, provided that neither party shall be obligated to accept any authorizations which would materially and adversely affect such party.

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     2.2  Seller will provide Buyer with notice of the Facilities required to be constructed in order to deliver Seller's Gas to a designated Point of Delivery. If the designated Point of Delivery is other than that location on the PG&E System to which the costs of construction of Facilities would be the least expensive (the "Preferred Location"), Seller's notice to Buyer shall include the estimated cost of constructing Facilities necessary to connect to the Preferred Location on the PG&E System and an estimate of the cost of connecting to the designated Point of Delivery. Seller shall bear the cost of constructing Facilities necessary to deliver Seller's Gas to the designated Point of Delivery up to the amount of the estimate of the cost of connecting to the Preferred Location on the PG&E System. Seller and Buyer will enter into good faith negotiations to reach a definitive written agreement on which party shall bear any costs of connecting to the designated Point of Delivery which exceed the estimated cost of connecting to the Preferred Location on the PG&E System.
Should the parties be unable to agree within a period of ten (10) days from receipt of Buyer's notice to Seller on the sharing of such excess costs, the designated Point of Delivery shall become, by default, the Preferred Location on the PG&E System, and Seller shall proceed with installing Facilities necessary to connect to the Preferred Location on the PG&E System. Notwithstanding any provision hereof to the contrary, Seller shall be under no obligation whatsoever to construct Facilities, even to connect to a Preferred Location, to the extent Seller reasonably determines that to do so is uneconomic to Seller. The phrase "uneconomic to Seller" as used herein shall mean that the reasonably estimated cost of constructing the Facilities in question could not reasonably be expected to be recovered (together with any of Seller's unrecovered costs of drilling and completing the well or wells in question) from Seller's net revenue interest in the well or wells in question.

     2.3 Upon execution of this Agreement and from time to time throughout the term hereof, each of the parties shall timely file with the Governmental Authority and other applicable regulatory bodies having jurisdiction all notices, acceptances or other filings required by such regulatory bodies in connection with the sale of Seller's Gas hereunder and shall promptly provide copies of such to the other party.

                                  3.  QUANTITY

     3.1 Subject to the other terms and provisions hereof, Buyer hereby agrees to purchase and take from Seller during each Contract Month, and Seller hereby agrees to sell and deliver to Buyer during each Contract Month, the Monthly Contract Quantity. Seller will exercise all commercially reasonable efforts (a) to cancel or terminate any and all gas purchase agreements in force and effect on the Effective Date with any third party purchaser of Seller's Gas except any such Gas Purchase Agreement which Buyer and Seller agree in writing to keep in force (a "Continued Existing Agreement"), and (b) provide notice to take in kind any and all Seller's Gas for any working interest in any gas unit or field. Seller shall pay to Buyer or credit to Buyer's account the amount of 5c per MMBtu for all Seller's Gas sold after the Effective Date under any Continued Existing Agreement, in accordance with Section 4.4.1 hereof. Seller will not extend, amend or otherwise increase any of Seller's obligations under any gas sales agreements in force and effect on the Effective Date without first obtaining Buyer's written consent.

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     3.2     Any Hydrocarbon Liquids or Liquefiable Hydrocarbons which Seller has failed to recover prior to delivery to a Point of Delivery on the Calpine Pipeline and which Buyer or Buyer's affiliate extracts to provide for efficient operations shall become the sole property of Buyer upon such extraction.

     3.2.1 On or before the earlier of (i) the NYMEX closing for gas futures contracts or (ii) the 25/th/ day of each Contract Month, Seller shall advise Buyer of the quantity of Seller's Gas estimated to be delivered each day during the next Contract Month.

     3.2.2 The parties shall confer at either party's initiative during each Month to reforecast the daily quantities of Seller's Gas scheduled to be delivered or purchased pursuant to Seller's Nomination. Without limiting the generality of the foregoing, Seller shall promptly notify Buyer of any changes in the quantities of Seller's Gas scheduled to be delivered or taken pursuant to Seller's Nomination, as well as any condition that is reasonably likely to change such quantities estimated to be delivered in Seller's Nomination. Such changes shall be deemed timely delivered for purposes of determining liability for imbalance charges pursuant to this Agreement if delivered to Buyer by not later than 9:00 a.m. on the day before revised nominations are due to be delivered by Buyer to downstream Transporters pursuant to such Transporter's respective Tariffs.

     3.2.3 Without limiting the generality of Section 3.2.1, the parties recognize that additional quantities of Seller's Gas not included in Seller's Nominations may become available for delivery to Buyer at various times after the first day of an applicable Contract Month. At least two (2) business days before the day that Seller wishes to begin deliveries of such additional quantities of Seller's Gas, Seller shall provide Buyer with a written notice setting forth (i) the Points of Delivery at which Seller wishes to make such deliveries, (ii) the additional monthly quantities that Seller estimates will be delivered to such Points of Delivery during the Month, and (iii) the index(es) applicable to such Point(s) of Delivery. The contract price for the additional monthly quantities shall be determined in accordance with Section 4, and Buyer shall purchase such additional monthly quantities in accordance with Section 3.1.

     3.2.4 For any of Seller's Gas delivered to a Point of Delivery on PG&E's System or on a Third Party's System, Buyer shall make all daily or other nominations to PG&E or the Third Party as may be required by them, consistent with Seller's Nominations hereunder, and shall provide copies of all such nominations to PG&E or the Third Party, at the same time, to Seller. Seller shall confirm such nominations to PG&E or the Third Party, as required.

     3.3 A "Buyer Take Default" shall occur if, during any Contract Month, Buyer fails for any reason (other than Force Majeure) to take the Monthly Contract Quantity (less any Seller's Gas released pursuant to any provision of this Agreement), in which event Seller may sell any such Gas not so taken by Buyer to other buyers provided that such Gas shall not be committed under agreements with such buyers for a term of greater than 30 days without Buyer's prior written consent, and as the sole and exclusive remedy for such Buyer Take Default, Buyer shall pay Seller in accordance with the provisions of Section 12, an amount equal to the difference, if any, between the

                                       5
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price received by Seller from such third party or parties, if lower than the following index price, and the first-of-the-month index price for Gas delivered to the PG&E City Gate as reported in Natural Gas Intelligence, less PG&E's then current firm transportation rate (including fuel) for "Silverado" backbone transportation capacity, plus $0.05 per MMBtu. Nothing herein shall relieve Buyer from any imbalance charges for which it is liable hereunder.

     3.3.1 A "Material Buyer Take Default" shall occur if during any two consecutive years Buyer fails to take at least 90% of the sum of the Monthly Contract Quantities for each contract year. Seller may, in its discretion, terminate this Agreement if a Material Buyer Take Default occurs and Seller gives Buyer written notice of Seller's intention to terminate this Agreement within sixty (60) days after the last day of the contract year in which a Material Buyer Take Default occurs, such termination to be effective on the last day of the month following the month in which such termination notice is delivered to Buyer. Seller's right to terminate this Agreement for a Material Buyer Take Default shall be waived if Seller fails to deliver to Buyer the notice described in the proceeding grammatical sentence of this Section within the 60-day period set forth therein. After the occurrence of a Material Buyer Take Default, Seller's sole and exclusive remedies shall be (i) the recovery of any accrued and unpaid amounts due from Buyer through the date of such Material Buyer Take Default, plus interest accrued thereon in accordance with Section 12 and (ii) termination of this Agreement pursuant to this Section.

     3.3.2 A "Seller Delivery Default" shall occur if, during any Contract Month, Seller fails for any reason (other than Force Majeure) to deliver the Monthly Contract Quantity (less any Seller's Gas released pursuant to any provision of this Agreement), in which event Buyer may purchase replacement Gas from a third party or parties and, as the sole and exclusive remedy for such Seller Delivery Default, Seller shall pay Buyer in accordance with the provisions of Section 12 an amount equal to the difference, if any, between the price paid by Buyer to such third party or parties, if higher than the following index price, and the first-of-the-month index price for Gas delivered to the PG&E City Gate as reported in Natural Gas Intelligence, less PG&E's then current firm transportation rate (including fuel) for "Silverado" backbone transportation capacity, plus $0.05 per MMBtu. Nothing herein shall relieve Seller from any imbalance charges for which it is liable hereunder.

     3.3.3 A "Material Seller Take Default" shall occur if, during any two consecutive years, Seller fails to deliver at least 90% of the sum of the Monthly Contract Quantities during each contract year. Buyer may, in its discretion, terminate this Agreement if a Material Seller Delivery Default occurs and Buyer gives Seller written notice of Buyer's intention to terminate this Agreement within sixty (60) days after the last day of the contract year in which a Material Seller Delivery Default occurs, such termination to be effective on the last day of the month following the month in which such termination notice is delivered to Seller. Buyer's right to terminate this Agreement for a Material Seller Take Default shall be waived if Buyer fails to deliver to Seller the notice described in the preceding grammatical sentence of this Section within the 60-day period set forth therein. After the occurrence of a Material Seller Take Default, Buyer's sole and exclusive remedies shall be
(i) the recovery of any accrued and unpaid amounts due from Seller through the date of such Material Seller Take Default, plus interest accrued thereon in accordance with Section 12, and (ii) termination of this Agreement pursuant to this Section.

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

   3.4 The parties acknowledge that deliveries of Seller's Gas hereunder may increase or decrease significantly from Contract Month to Contract Month as a consequence of the routine conduct of the parties' operations and a variety of factors affecting the market for Gas generally. Accordingly, the parties agree that (a) the obligations of Seller (i) to sell and deliver the Monthly Contract Quantity and (ii) of Buyer to purchase and receive the Monthly Contract Quantity and (b) the methods used by the parties to estimate the quantities of Seller's Gas to be sold by Seller and purchased by Buyer from Contract Month to Contract Month hereunder, are all commercially reasonable means, arrived at by both parties, acting in good faith, to minimize the severity of such increases and decreases in deliveries, consistent with the commercial realities of producing and marketing the Seller's Gas and the realities of Gas markets generally. The parties agree that Section 2.306 of the Uniform Commercial Code, or any provision of any law with similar provisions (collectively, "Output Contract Laws"), is inapplicable to this Agreement and the transactions hereby contemplated. To the extent that any Output Contract Laws are held to apply to this Agreement and the transactions hereby contemplated, the parties hereby WAIVE AND RELINQUISH any defenses to the enforcement of this Agreement arising from such Output Contract Laws, and any claims that may be asserted by either party arising from such Output Contract Laws.

   3.5 Buyer shall manage balancing of Gas volumes on all Transporters' Systems (including PG&E's System and Third Party's Systems), and Buyer and Seller shall cooperate in avoiding and correcting imbalances as follows:

          a. Seller shall provide Buyer once every week by facsimile a statement of the current meter reading at the Facility;

          b. Seller shall adjust Seller's Nomination upward or downward on a temporary basis if the currently effective Seller's Nomination does not reasonably correspond to Seller's production, as provided in Section 3.2.2.

   3.5.1 Buyer shall assume responsibility for trading of imbalances under PG&E's tariff schedules G-BAL and Producer Balancing Agreements, and Seller will designate Buyer as Seller's agent pursuant to such balancing agreements, or if another Transporter is involved, pursuant to the tariff of that Transporter (or any successor tariff, or agreement in the case of an unregulated entity). If imbalance penalties or costs associated with such imbalances should occur, including costs associated with Operational Flow Orders or Emergency Flow Orders levied by PG&E, the cause of such imbalance shall be determined by the parties. If it is determined that the imbalances arose as a result of Seller's failure to deliver Seller's estimates of deliveries, or amendments thereto, pursuant to Sections 3.2.1, 3.2.2 or 3.2.3 hereof, then Seller shall reimburse Buyer for such imbalance charges or costs associated with such imbalances. Under all other circumstances, Buyer shall pay such imbalance charges or costs associated with such imbalances.

     3.5.2 If PG&E adopts more strict gas balancing procedures than exist on the Effective Date hereof, Seller agrees to meet with Buyer immediately following receipt of a written request therefor from Buyer to renegotiate the gas balancing provisions and quantity provisions of this Agreement

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

so as to enable Buyer to comply with such stricter procedures without penalty or incremental cost to Buyer.

     3.6 Seller reserves to itself, its successors, assigns and affiliates, the following rights (together with quantities of Gas sufficient to satisfy such rights):

     3.6.1 To operate Seller's leaseholds, lands and/or interests therein, free from any control by Buyer, in such manner as Seller deems advisable for the development and operation of Seller's leases (or on any unit, including, without limitation, field-wide units), including the right (but never the obligation) to drill new wells, enhance production, to repair and rework Seller's wells, to renew and extend (in whole or in part) any lease, to abandon any well or surrender any lease (in whole or in part) for any reason, to abandon, modify, extend or dispose of any production facilities owned or installed (in whole or in part) by Seller, to treat Gas, to use Gas as compressor fuel, for ethane injection and recovery operations, to generate power in connection with leasehold operations, to lift oil by repressuring, recycling or pressure maintenance operations and to otherwise operate such leases and fields free from any control by Buyer;

     3.6.2 To remove from the Seller's Gas all liquids, liquid hydrocarbons, oil and/or condensate and any other non-methane constituents, both by lease separation and/or by processing plant, prior to delivery of the Gas to the Point(s) of Delivery;

     3.6.3 To produce Gas without waste and in accordance with prudent oil and gas field practices, it being understood and agreed that Seller shall not be required to produce any well at a rate in excess of the rate fixed by law or regulation or in excess of the rate of flow which Seller determines, in its discretion, exercised in good faith as a prudent operator, should be produced from such well;

     3.6.4 To pool or unitize Seller's leases with other leases of Seller or others located in the field in which Seller's wells are located (it being understood that the Gas attributable or allocated to Seller's interest in the pool or unit so created will remain Seller's Gas unless otherwise provided in this Agreement);

     3.6.5 To deliver Gas required to be delivered to Third Persons under the common law governing relationships between co-tenants, or under Gas balancing agreements existing as of the Effective Date or similar arrangements affecting any of Seller's wells or oil, gas and mineral leases.

     3.6.6 Notwithstanding anything stated herein to the contrary, Seller shall in no way be prohibited or precluded from assigning or granting a security interest, lien or other encumbrance (collectively, referred to as "Liens") to secure the repayment of obligations that Seller owes to commercial banks, insurance companies or other financial or trade creditors (collectively, "Lenders") on any of the properties owned by Seller from which Seller's Gas is produced; that any person succeeding to the rights of Seller to the properties subject hereto shall take such properties subject in all respect to the terms and conditions hereof.

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                                 4.  PRICE

     4.1 The price Buyer shall pay for the Seller's Gas delivered to a Point of Delivery at the Calpine Pipeline in compliance with this Agreement shall be equal to the first-of-the-month index price for gas delivered to the PG&E City Gate as reported in Natural Gas Intelligence, less PG&E's then current
                              ------------------------
firm transportation rate (including fuel) for "Silverado" backbone transportation capacity, plus $0.05 per MMBtu.

     4.2 The price Buyer shall pay for the Seller's Gas delivered to a Point of Delivery at either PG&E's System or a Third Party's System in compliance with this Agreement shall be equal to the first-of-the-month index price for gas delivered to the PG&E City Gate as reported in Natural Gas
                                                             -----------
Intelligence, less PG&E's then current firm transportation rate (including fuel)
------------
for "Silverado" backbone transmission capacity.

     4.3 In addition, during the term hereunder and notwithstanding the Point of Delivery or any price redetermination hereunder, the price for Seller's Gas shall be reduced by $0.05 per MMBtu to compensate Buyer for its obligation to take all of Seller's Gas. This reduction shall not be subject to or affected by any redetermination otherwise provided herein or be taken into account in the calculation of any such other adjustment.

     4.4 Either party may provide the other party with written notice to redetermine the price of Seller's Gas to the extent any of the following occur:
(i) The reference index price is no longer published; or (ii) regulatory events change or alter the cost or value of firm backbone transmission capacity, local transmission and/or distribution on the PG&E System. In such event the parties hereto shall meet reasonably promptly and attempt in good faith to negotiate a new price leaving the parties in the same relative economic position they were in prior to the event requiring redetermination. The redetermined price shall be applied retroactively to the date of the notice requesting redetermination.

     4.4.1 For any Seller's Gas sold by Seller to a third party, Seller shall pay to Buyer or credit to Buyer against future Gas purchases by Buyer a sum equal to the amount of 5c per MMBtu per month of Gas so sold to a third party.

     4.5 If the parties are unable to agree upon a new price within a period of thirty (30) days, a new price shall be determined by arbitration in accordance with the terms hereof. This agreement to arbitrate shall be specifically enforceable. Either party may request arbitration by submitting a written notice to the other. The notice shall name the noticing Party's arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within fifteen (15) days of receipt of a notice of arbitration, the other party shall name its arbitrator by written notice and may designate any additional issue(s) for arbitration. The two named arbitrators shall select the third

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arbitrator within fifteen (15) days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either party shall be entitled to request the Senior Judge of the United States District Court of the Northern District of California to select the third arbitrator. If the Senior Judge fails or refuses to appoint a third arbitrator within fifteen (15) days of a request to do so, then either party may request any California Chapter of the American Arbitration Association to select the third arbitrator. All arbitrators shall be qualified by education or experience within the natural gas industry to decide the issues presented for arbitration. No arbitrator shall be a current or former director, officer or employee of either party, or its affiliates; an attorney (or member of a law firm) that has rendered legal services to either party or its affiliates within the past three years; or a consultant (or member of a consulting firm) that has rendered services to either party over the past three years.

     4.5.1 Each party shall deliver to the other party and to the arbitrators, within ten (10) business days of the appointment, a written proposal stating such party's proposed outcome, together with supporting materials and documentation. Each party shall submit its response to the other party's proposal within ten (10) business days after the arbitrators' and other party's receipt of such proposal. The arbitrators, in their discretion, may request the submission of additional information, and may conduct a hearing on the subject matter of the dispute. Within forty-five (45) days after the selection and appointment of the arbitrators, a majority of the arbitrators shall select and adopt either Seller's proposal or Buyer's proposal, without modification or compromise. The arbitrators shall make their decision as follows: (i) in any price dispute over an index, the arbitrators shall decide which of the proposed indexes presented to the arbitrators best represents the market price for Gas of like quantities and quality at the applicable Point(s) of Delivery and (ii) in all other price disputes, the arbitrator shall consider the terms and conditions of this Agreement and the redetermined price shall be reflective of and based upon the fair market value of natural gas of similar quantity and quality, sold between a similarly situated buyer and seller, purchased under a similar Gas Purchase Contract within the same geographic area, which leaves the parties in the same relative economic position they were in prior to the redetermination. The applicable contract price during the arbitration shall be the contract price being paid on the day before the date arbitration was begun hereunder (the "Arbitration Commencement Date"). Upon the conclusion of the arbitration, such Contract Price, if it has changed as a result of the arbitrators' decision, shall be adjusted retroactive to the Arbitration Commencement Date.

     4.5.2 The arbitration shall be concluded within 180 days of the Arbitration Commencement Date. The arbitration shall be subject to the rules of the American Arbitration Association, except to the extent such rules conflict with the provisions of Article 4.5 and under no circumstances shall the American Arbitration Association be appointed as the administrator of such arbitration proceeding. Any decision by the arbitrators shall be final and binding upon the parties and shall be enforceable in any court having jurisdiction over the parties and/or the subject matter of this Agreement. The arbitrators shall have the power to award recovery of all costs and fees to the prevailing party.
Until the date of such award, each party shall bear the expense and cost of its own arbitrator, and one-half of the cost of the third arbitrator.

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                             5.  POINT OF DELIVERY

     5.1 Seller shall make deliveries of Seller's Gas hereunder through Facilities to Buyer at the Point(s) of Delivery. The parties may agree to add or to delete Point(s) of Delivery after the Effective Date subject to the other terms of this Agreement.

                       6.  TITLE, POSSESSION AND CONTROL

     6.1 Title to the Seller's Gas sold hereunder shall pass from Seller to Buyer at the Point of Delivery. As between the parties hereto, Seller shall be deemed to be in exclusive control, and possession of the Seller's Gas, deliverable hereunder and responsible for any injuries, claims, liabilities or damages caused thereby prior to delivery at the Points of Delivery; upon receipt of the Seller's Gas at the Points of Delivery, Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any injuries, claims, liabilities or damages caused by Buyer's possession and control. The party in control and possession of such Seller's Gas shall indemnify and hold harmless the other party with respect to any injuries, claims, liabilities, or damages occurring while the Seller's Gas is in the indemnifying party's control and possession.

                             7.  DELIVERY PRESSURE

     7.1 All of Seller's Gas purchased hereunder shall be delivered by Seller at pressure sufficient to effect delivery into the designated Point of Delivery pipeline against the pressure prevailing therein from time to time at each Point of Delivery. For deliveries of Seller's Gas to Calpine Pipeline Seller shall not be required to exceed a maximum of 900 psig. As to any Seller's Gas which fails to meet the pressure specifications required herein, Buyer shall have the right to refuse to accept delivery thereof. During the periods of such refusal by Buyer, Seller may deliver the Gas to other buyers; provided that such Gas shall not be committed under agreements with such buyers for a term of greater than 30 days without Buyer's prior written consent until Buyer is willing to accept Seller's Gas, or permanently release said Gas to Seller. Notwithstanding any provision hereof to the contrary, it is understood and agreed that Seller shall not be required to acquire or install facilities or equipment for compression, processing, treating or other operations conducted with respect to Seller's Gas pursuant to this Agreement to the extent Seller reasonably determines that to do so is uneconomic to Seller. The phrase "uneconomic to Seller" as used herein shall mean that the reasonably estimated cost to acquire or install the facilities or equipment in question could not reasonably be expected to be recovered (together with any of Seller's unrecovered costs of drilling and completing the well or wells and gathering Facilities in question) from Seller's net revenue interest in the well or wells in question.

                                   8.  TAXES

     8.1 Seller shall pay all federal, state and local production, gathering, severance or similar taxes now or hereafter levied with respect to Seller's Gas delivered hereunder prior to the Point of Delivery and Buyer shall be responsible for any taxes imposed upon the Seller's Gas or the transportation thereof at and after the Point of Delivery. It is further agreed that should any taxing agency require that any taxes for which either party is responsible hereunder be paid by the other party directly to the taxing agency, said payment will be made and deducted from the gross payment to the other party owing the tax after written notice thereof to Seller. In addition, if either party is required by law to collect any such taxes from the other party and such other party claims an exemption from such taxes, the party alleged to owe the tax shall, upon the other party's request, furnish such other party with the applicable exemption certificate, or other reasonably satisfactory evidence of such exemption.

     8.2 With respect to all other taxes, assessments or fees which may be imposed with respect to possession, ownership, processing or other activity related to the Seller's Gas, each party hereto shall bear such taxes, assessments or fees arising on account of its possession, ownership, processing or other activities. Further, nothing herein shall be construed to obligate either party to reimburse the other for any federal, state or local ad valorem, capital stock, income, windfall or excess profits taxes, general franchise taxes imposed on corporations on account of their corporate existence or on their right to do business within the state as a foreign corporation, or similar taxes.

                  9.  TERM OF AGREEMENT; DEFAULTS AND REMEDIES

     9.1 This Agreement shall be in force and effect from the Effective Date of this Agreement until the first to occur of: (i) 7:00 a.m. Pacific Time on the tenth (10/th/) anniversary of such Effective Date (it being understood that, subject to the terms and conditions of this Agreement, this Agreement shall be automatically extended from year to year after such tenth anniversary, unless terminated by either party upon written notice delivered to the other party at least thirty (30) days prior to the last day of the then-effective term); (ii) termination of this Agreement by Seller for a Material Take Default; (iii) termination of this Agreement by either party for Defaults enumerated in Section 9.3.

     9.2 No termination of this Agreement shall release or be construed as releasing either party from any liability or obligation to indemnify or pay damages to the other party arising prior to termination out of, in connection with, or otherwise relating to, directly or indirectly, the provisions of this Agreement, or the defaulting party's material breach, material default or material failure in the performance of any of the defaulting party's covenants, agreements, duties or obligations arising hereunder, or any misrepresentations or breach of a warranty contained herein. Any imbalances in receipts or deliveries shall be corrected to zero within ninety (90) days after such date.

     9.3 Each of the following shall be deemed a "Buyer Default": (i) Buyer's failure to pay or cause to be paid any amount owing under this Agreement when due (including, without limitation, payments due from Buyer in respect of a Buyer Default or Material Buyer Take Default and any interest accrued on any amounts payable hereunder in accordance with Section 12) for a period of ten
(10) business days after the due date, subject in all respects to Buyer's rights under Section 12 (a "Buyer Payment Default"); (ii) a Material Buyer Take Default; (iii) the occurrence of one or more of the following Defaults with respect to Buyer: (A) the entry of a decree or order for relief against Buyer by a court of competent jurisdiction in any involuntary case brought against Buyer under any bankruptcy insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for Buyer or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of the Buyer's affairs, (D) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law), (E) the commencement by Buyer of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (F) the consent by Buyer to the entry of an order for relief in any involuntary case under any law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for Buyer or for any substantial part of its assets or property, of (G) the making by Buyer of any general assignment for the benefit of its creditors (the Defaults referred to in clauses (A) through(G) being collectively referred to as a "Buyer Bankruptcy Default"); or (iv) Buyer's failure to perform any covenant or other obligation in this Agreement (other than those specified in clauses (i) through (iii) of this Section 9.3), and if such failure is susceptible of cure before Seller suffers any costs or losses as a result thereof, such failure is not remedied within thirty (30) days of Buyer's receipt of a written notice describing the particulars of such failure in reasonable detail (such failure being herein called a "Buyer Covenant Default").

     9.3.1 Each of the following shall be deemed a "Seller Default": (i) Seller's failure to pay or cause to be paid any amount owing under this Agreement when due for a period of ten (10) days after the due date (a "Seller Payment Default"); (ii) the occurrence of one or more of the following Defaults with respect to Seller: (A) the entry of a decree or order for relief against Seller by a court of competent jurisdiction in any involuntary case brought against Seller under any Debtor Relief Laws generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for Seller or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of Seller's affair, (D) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law), (E) the commencement by Seller under any such law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for Seller or for any substantial part of its assets or property, or (G) the making by Seller of any general assignment for the benefit of its creditors (the Defaults referred to in clauses (A) through (G) being collectively referred to as a "Seller Bankruptcy Default"); or Seller's failure to perform any covenant or other obligation in this Agreement (other than those specified in clauses (i) and (ii) of this Section 9.3.1), and if such failure is susceptible of cure before Buyer suffers any costs or losses as a result thereof, such failure is not remedied within thirty (30) days of Seller's receipt of a written notice describing the particulars of such failure in reasonable detail (such failure being herein called a "Seller Covenant Default").

     9.3.2 Except as explicitly provided elsewhere in this Agreement, and subject in all respects to the other terms and conditions hereof, the party not in Default (herein referred to as an "Unaffected Party") may take such actions as it may be permitted to take under applicable law in consequence of a Default, including, without limitation in the case of Seller, the right to sell all or any part of the Seller's Gas to third Persons; provided, however, that the right to terminate this Agreement shall only be applicable (A) upon occurrence of a Buyer Bankruptcy Default or a Seller Bankruptcy Default (whereupon this Agreement shall terminate automatically and immediately, (B) upon occurrence of a Buyer Payment Default or a Seller Payment Default (whereupon this Agreement shall immediately terminate, at the Unaffected Party's election if the Unaffected Party had previously given at least ten (10) days' prior written notice to the Defaulting Party of the Unaffected Party's intent to terminate this Agreement), (C) upon occurrence of a Material Buyer Take Default, as provided in Section 3.3 or (D) upon occurrence of a Buyer Credit Default under
Section 9.3, upon ten (10) days' prior written notice to Buyer.

     9.3.3 An Unaffected Party shall use commercially reasonable efforts to mitigate costs or losses as a result of a Default, including, without limitation, exercising commercially reasonable efforts to find alternative markets for Seller's Gas or alternative supplies of Gas, as applicable. Similarly, a Defaulting Party shall exercise commercially reasonable efforts to minimize the harm suffered by an Unaffected Party in consequence of such Default, including providing the Unaffected Party with prompt notice of such Default so as to facilitate cover for Gas not delivered or the resale of Gas not taken hereunder.

     9.3.4 Unless explicitly indicated to the contrary in this Agreement, the remedies provided for in this Section 9.3 (including, without limitation, termination of this Agreement) are cumulative of, and may be exercised without prejudice to, any other remedies, whether at law or in equity to which an Unaffected Party may be entitled under this Agreement for any Default.

     9.3.5 All payments will be made without setoff or counterclaim; provided, however, that upon a Defaulting Party's failure to make payment of undisputed amounts on the due date, the Unaffected Party may, at its option and in its discretion, setoff against any amounts owed to the Defaulting Party under this Agreement or otherwise. The obligations of the Unaffected Party to the Defaulting Party shall be deemed satisfied and discharged to the extent of any such setoff.

                               10.  MEASUREMENT

     10.1 The measurement of gas quality and volume shall be determined as follows:

             (a) The temperature of the Seller's Gas delivered will be determined by a continuous method or by an arithmetic average of frequent, not less than once per hour, temperature readings obtained during each chart period from a recorder installed separately from the flow recorder.

             (b) The specific gravity of the Seller's Gas delivered shall be determined by the use of a recording gravitometer, or by the use of periodic sampling and laboratory measurement.

             (c) The Heating Value of the Seller's Gas delivered shall be determined by one of the following methods as elected by Buyer, or any other method mutually agreed upon:

                  (1) A gas sampler, which samples proportional to flow, analyzing the sample collected by gas chromatography and calculating the Heating Value; or

                  (2)  by the use of a recording calorimeter.

     10.2 Tests to determine the quality of the Seller's Gas shall be made using standard methods approved in the natural gas industry. Tests shall be performed at least quarterly, unless otherwise mutually agreed, provided that in no event will more than twelve (12) consecutive months elapse between tests for any Point of Delivery. The party making the quality test shall notify the other party at least seven (7) days prior to making the quality test and shall allow the other party an opportunity to witness all tests.

     10.3 The quantity of Seller's Gas delivered by Seller shall be measured in cubic feet in accordance with the provisions of American National Standard Institute/American Petroleum Institute Report 2530 (ANSI/API 2530) or any subsequent revisions thereof acceptable to the parties hereto.

     10.4 Buyer shall install and maintain, at its sole expense, one suitable orifice meter and necessary related gauges (as generally adopted and used in the natural gas industry) at the Point of Delivery for the purpose of measuring the Seller's Gas delivered hereunder. Buyer, at its sole expense, shall calibrate the meter at least once every 90 days. Buyer shall afford Seller an opportunity, through prior notice, to witness all meter tests.

     10.5 Seller shall have access to said meter or meters at any reasonable time, and shall be allowed to inspect and check or test same, and also all gauges, charts and records of measurement, at such time as it may desire.
Seller shall give Buyer reasonable notice to provide Buyer an opportunity to have a representative present when any check or test is made. If an inaccuracy is discovered, then the amount of Seller's Gas which shall have been delivered shall be recalculated and corrected where the magnitude of the inaccuracy can be determined for any period definitely known or agreed upon. In the event such periods are unknown and cannot be agreed upon, the period of inaccuracy will be deemed for a period equal to the lesser of (i) one half the time since the last test or (ii) 30 days.

     10.6 Seller shall obtain for Buyer, at Buyer's cost, any necessary easements or rights of way on the land covered by the Seller's leases for Buyer's metering facilities, as described herein.

                                 11.  QUALITY

     11.1 Seller's Gas shall meet all PG&E gas quality standards as identified in CPUC tariffs as they exist from time to time for all deliveries into the PG&E system. For deliveries to other pipeline(s) other than PG&E, and not affiliated with Buyer, Seller's Gas shall meet the quality specifications required by such other pipelines as they exist from time to time. For deliveries directly to Calpine Pipeline, Seller's Gas shall meet all PG&E gas quality standards as identified in CPUC tariffs as they exist from time to time, except that the gas may have a gross heating value of not less than seven hundred and fifty (750) Btu per cubic foot. If at any time Seller's Gas has a gross heating value of less than 900 Btu per cubic foot and is directly connected to Calpine Pipeline, and acceptance of such gas which when considered with all other gas flowing on the Calpine Pipeline, reduces the Btu quality to levels unacceptable for the operation of any plant or facility owned or operated by Buyer or any affiliate of Buyer; then Buyer shall have the right to refuse to accept delivery thereof. Buyer may resume acceptance of such lower Btu quality Gas at any time. Seller may deliver the Gas to other buyers; provided that such gas shall not be committed under agreements with such buyers for a term greater than 30 days without Buyer's prior written consent, until Buyer is willing to accept Seller's Gas, or permanently release said Gas to Seller.

     11.2 If necessary to meet the quality specifications in this Section 11, but subject in all respects to the provisions of Section 2.2, Seller shall install and maintain a suitable separator and any necessary dehydration equipment through which the Seller's Gas shall pass before delivery to Buyer which shall be sufficiently adequate to separate and remove free liquids and other impurities from the gas stream.

     11.3 As to any Seller's Gas which fails to meet the quality specifications required herein, Buyer shall have the right to refuse to accept delivery thereof, and upon such refusal Seller shall be entitled to sell such Gas to a third party, subject to the obligation to pay 5c MMBtu to Buyer under
Section 4.4.1 hereof.

                          12.  BILLINGS AND PAYMENTS

     12.1 On or before the last business day of each Contract Month after deliveries of Seller's Gas are commenced, Buyer shall render to Seller a statement along with payment by wire transfer for the amount due for Seller's Gas delivered during the preceding Contract Month. Payment and statements may be based on estimated quantities and prices if actual quantities and prices are not available in time to prepare the statement and make payment. In such event, Buyer shall make an adjustment in succeeding statements and payments to account for any difference between actual quantities and prices and estimated quantities and prices. All payments by Buyer hereunder shall be to the order of Seller and Seller shall be responsible for properly distributing the payment among the individuals and entities entitled to a portion of such payment.

     12.2 If Buyer fails to pay any amount when due or Buyer pays an amount disputed in good faith and it is ultimately determined that such amount was not due, interest shall be paid to the other party on any amount finally determined to be due which interest shall accrue until paid at the rate equal to the lesser of (a) the prime rate available from time to time at Bank of America, Los Angeles, California plus two (2) percentage points, or (b) the maximum non-usurious rate permitted by applicable law. The rate of interest described in the preceding sentence shall be referred to as the "Reference Rate."

     12.3 Each party shall keep and maintain true and correct books, records, files and accounts of all information available to such party and reasonably related to the transactions contemplated by this Agreement, including, as applicable, all measurement records, all information used to determine prices and all Transporter invoices, imbalance statements and payment records. Each party shall have the right to audit and examine at all reasonable times the records and charts of the other party pertaining to the performance of this Agreement during the term hereof and for a period of twenty-four (24) months after the termination hereof, to the extent necessary to determine compliance hereof. If any overcharge or undercharge in any amount whatsoever shall at any time be found and the bill therefor has been paid, Seller shall refund the amount of the overcharge or Buyer shall pay the amount of the undercharge, plus interest at the Reference Rate, within thirty (30) days after the final determination thereof; provided, however, that no retroactive adjustment will be made for any overcharge or undercharge beyond a period of twenty-four (24) months from the date the discrepancy was first discovered. Notwithstanding the foregoing, if a party provides written notice to the other party of an overcharge or undercharge within the 24-month period set forth in the preceding sentence, such claim shall survive such 24-month period for the maximum time prescribed by applicable law.

     12.4 If in any two consecutive Contract Months the cumulative total amount payable by Buyer to Seller for Gas sold by Seller to Buyer hereunder exceeds the sum of $5,400,000.00, Seller may, by written notice to Buyer, require that Buyer cause Calpine Corporation to reissue its guarantee of Buyer's payment obligations to Seller hereunder with an aggregate Calpine Corporation liability in an amount equal to such two consecutive Contract Months' cumulative total until such time as a succeeding such two consecutive Contract Months' cumulative total is equal to or less than $5,400,000.00, whereupon Calpine Corporation may reissue such guarantee with an aggregate Calpine Corporation liability of $5,400,000.00. Whenever Calpine Corporation reissues its guarantee hereunder, the guarantee being replaced by the reissued guarantee shall be returned to Calpine Corporation.

                    13.  WARRANTY OF TITLE TO SELLER'S GAS

     13.1 Seller warrants title to, or the right to sell, all Gas delivered to Buyer under this Agreement. Seller also warrants that all such Gas shall be free from all liens, encumbrances and adverse claims of every kind, including but not limited to liens to secure payment of production, severance and other taxes. Seller shall pay, or cause to be paid, all royalties, taxes and other sums due on production, gathering, severance or handling of the Seller's Gas delivered by Seller to Buyer, and Seller shall timely make or cause to be made payments to all other parties, if any, having interest in the Seller's Gas sold or to be sold hereunder. Seller agrees to hereby indemnify Buyer, and its successors, assigns, and holds them harmless against all suits, actions, claims, debts, accounts, prices, loss damage and expense of every kind and character on account of title claims of any and all entities arising out of or in connection with the Seller's Gas delivered by it, including without limitation, all royalties, taxes, payments or other charges thereon applicable before or upon delivery to Buyer. If Seller's title is questioned or involved in any action or if Seller fails to satisfy timely and promptly its obligations hereunder, Buyer may thereafter refuse without penalty to accept further deliveries from Seller and/or Buyer may withhold payment of sums due hereunder (without interest thereon) up to the amount of the claim or obligations accrued until title is free from such question, or such action is finally determined, or such obligations are satisfied, or until such time as Seller furnishes a bond, in form and substance acceptable to Buyer, conditioned to save Buyer harmless with sureties satisfactory to Buyer, or, with respect to title claims, unless Seller gives an opinion of independent legal counsel that the title claim is without merit.

     13.2 Seller warrants that, to its knowledge, all Seller's Gas delivered hereunder will have been produced and delivered in accordance with all valid and applicable laws and all regulations, rules and orders of any regulatory body having jurisdiction and control over the production of natural gas or the operation of natural gas properties in California.

                              14.  FORCE MAJEURE

     14.1 If either party is rendered unable by Force Majeure to carry out, wholly or in part, any of its obligations under this Agreement, except for the payment of money owed for prior periods, then upon that party's giving written notice (or oral notice followed promptly by written notice) and full particulars of the Force Majeure, the obligations of both parties under this Agreement shall be suspended without liability to the extent and for the period of such event of Force Majeure which, so far as possible, shall be remedied with all reasonable dispatch. If the party claiming Force Majeure notwithstanding such Force Majeure may partially carry out such obligations, then only such obligations as are affected by the event of Force Majeure shall be suspended as aforesaid.

     14.2 Subject to the other provisions of this Section 14, the term "Force Majeure" or "Force Majeure Event" as used herein shall mean an event that (i) was not within the control of the party claiming its occurrence and (ii) could not have been prevented or avoided by such party through the exercise of due diligence. Events of Force Majeure shall include, by way of example rather than of enumeration, acts of God; strikes, lockouts or other industrial disturbances; inability to obtain pipe or other material, equipment, or labor, wars; riots; insurrections; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraint of rulers and people; interruptions by government or court orders; present or future orders of any regulatory body having proper jurisdiction over all or any part of the arrangements made under this Agreement; civil disturbances; explosions; breakage or accident to machinery or lines of pipe; freezing of wells or pipelines; and any other cause beyond the reasonable control of the parties, whether of the kind herein enumerated or otherwise. Nothing contained herein, however, shall be construed to require either party to settle a labor dispute against its will.

     14.3 For such portion of Seller's Gas for which the only Point of Delivery is or only Points of Delivery are the Calpine Pipeline, the parties agree that the term "Force Majeure" or "Force Majeure Event" shall also include
(i) events that render the Plants unable, wholly or in part, to operate at a profit, as determined in the reasonable judgment, exercised in good faith, of the owners of the Plants acting as a reasonable and prudent owner, (ii) any reduction, curtailment, or interruption of the taking of electric energy from the Plants under the power sales agreements under which power is sold therefrom or of the transmission of electric energy from the Plants under transmission service agreements related thereto, and (iii) scheduled and unscheduled maintenance and repairs. Such term likewise includes (i) in those instances where either party hereto is required to obtain easements, rights-of-way grants, permits, exceptions or licenses to enable such party to fulfill its obligation hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring at reasonable cost and after the exercise of reasonable diligence, such easements, rights-of-way grants, permits, exceptions or licenses, and (ii) in those instances where either party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permission from any governmental agency (federal, state or municipal, civil or military) to enable such party to fulfill its obligations hereunder, the inability of such party to acquire or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such material and supplies, permits and permissions. Lack of financial resources, loss of markets for Gas or changes in market prices for Gas shall not be a cause of Force Majeure nor constitute a Force Majeure Event.

     14.4 An event that would otherwise constitute a Force Majeure Event shall not relieve the party claiming Force Majeure from any of its obligations hereunder in the event such party fails to use reasonable diligence to remedy the situation of Force Majeure in an adequate manner and with all reasonable dispatch.

     14.5 If Buyer is unable to take Seller's Gas from any Point(s) of Delivery due to the occurrence of Force Majeure, Seller, acting in a commercially reasonable manner, may market and sell such Seller's Gas from the affected Point(s) of Delivery to any third parties otherwise free from this Agreement and without any obligation otherwise to Buyer during the continuance of the Force Majeure. As soon as the Force Majeure that rendered Buyer unable to take Seller's Gas is remedied or terminated, Seller's obligation to thereafter commence selling the Seller's Gas to Buyer shall commence following the expiration of any agreement between Seller and third person for the purchase of Seller's Gas that Buyer was unable to take and that Seller subsequently marketed and sold to such parties as permitted by this Section 14.5. It is specifically understood and agreed that any such agreement between Seller and third persons shall be terminable without penalty to Seller on not more than thirty (30) days' notice, and Seller shall use commercially reasonable efforts to terminate any such agreement within a shorter period once the event of Force Majeure has been remedied or terminated.

     14.6 If any condition of Force Majeure affecting Buyer or Seller shall continue for a period in excess of six (6) months duration, each party shall each have the right, effective immediately upon delivering written notice to the other party, to terminate this Agreement; but, in the event of such termination the parties shall settle their accounts as provided in Section 9.2.

                            15.  REGULATORY BODIES

     15.1 This Agreement shall be subject to all valid and applicable State and Federal laws and orders, directives, rules and the regulations of any governmental body or official having jurisdiction, and this Agreement is conditioned upon the parties hereto obtaining all requisite certificates and authorizations acceptable to the parties directly affected thereby from any governmental agency, organization or body having jurisdiction.

     15.2 It is mutually understood that neither Buyer nor Seller considers itself a public utility. Neither party intends, by this Agreement or by its performance of its obligations hereunder, to dedicate to public or quasi-public use or purpose any of the pipelines or other facilities which it or any of its affiliates operates, and the parties agree that the execution of this Agreement shall not, nor shall any performance or partial performance hereunder, be or ever be deemed or urged by either party to be a dedication to public or quasi-public use of any pipelines or facilities of the other party or any of its affiliates, or as subjecting either party or any of its affiliates to regulations of any character, description or degree. If, at any time, the CPUC, the Federal Energy Regulatory Commission or any other public body or third party should initiate any action claiming or asserting jurisdiction over either party or any of its affiliates as a public utility, a natural gas company or a pipeline company under the laws of the State of California, or as a natural gas company or utility under Federal law, as the case may be, or shall take jurisdiction in any proceeding whereby any third person should assert or claim that either party or any of its affiliates is a public utility, a natural gas company or a pipeline company because of the purchase and/or sale of the Seller's Gas which is the subject of this Agreement, or the production, gathering, processing or transporting of such Seller's Gas, either party shall have the right to terminate this Agreement at any time thereafter by giving thirty (30) days' written notice to the other party of its intention to do so and such termination shall relieve both parties of all further obligations and liabilities under this Agreement, except as provided in Section 9.2.

                             16.  CONFIDENTIALITY

     16.1 The parties incorporate by reference the confidentiality provisions of the Stockholders' Agreement, with all necessary changes being made.

                                17.  INDEMNITY

     17.1 Seller and Buyer, respectively, as indemnitor, will each indemnify the other as indemnitee and save it harmless from any and all loss, damage, expense and liability resulting from injuries to or death of persons, including but not limited to employees of either party hereto, and damage to or destruction of property, including but not limited to the property of either party hereto, arising out of, or in anyway connected with, the indemnitor's own performance of this Agreement, or any operations hereunder by indemnitor, its agents or employees.

                              18.  MISCELLANEOUS

     18.1. No waiver by Buyer or Seller of any default of the other under this Agreement shall operate as a waiver of any future default, whether of a like or different character.

     18.2 Every notice, request, statement or bill provided for in this Agreement shall be in writing or sent by confirmable electronic means and directed to the party to whom given, made or delivered at such party's address as follows:

     BUYER:

            Calpine Fuels Corporation
            50 West San Fernando Street
            San Jose, CA  95113
            Attention:__________
            Fax No.:____________

     SELLER:

             Sheridan California Energy, Inc.
             1100 Louisiana, Suite 800
             Houston, TX 77002
             Attention: Mr. Michael A. Gerlich
             Fax No.: (713) 651-7852

     With a copy (which shall not constitute notice) to:

            Winstead Sechrest & Minick P.C.
            910 Travis, Suite 2400
            Houston, TX 77002
            Attention: Arthur S. Berner, Esq.
            Fax No: (713) 650-2400

or at such other post office address as such party shall from time to time designate as the address for such purpose.

     18.3 Buyer and Seller agree that this Agreement shall be construed according to the laws of the State of California.

     18.4 Except as specifically provided elsewhere in this Agreement, this Agreement shall not be assigned without the express written consent of the other party, except to wholly owned subsidiaries and affiliates of the assigning party, in which case the assigning party shall not be relieved of responsibility for any of its obligations under this Agreement. Notwithstanding the foregoing, Seller shall have the right to convey its interest in oil and gas leases from which Seller's Gas is produced (a "Subject Interest") to a Person who is not an affiliate pursuant to this Section 18.4. At Seller's option, the affected Subject Interest shall either remain subject to this Agreement, and Gas produced from that Subject Interest shall be deemed Seller's Gas for all purposes under this Agreement, or shall remain Seller's Gas pursuant to a separate agreement executed by Buyer and Seller's successor in interest and containing terms and conditions substantially identical to this Agreement. If Seller elects to convey the Subject Interest subject to this Agreement, the documents evidencing the conveyance of the Subject Interest shall specifically identify this Agreement and obligation to Seller's successor in interest to ratify and adopt this Agreement insofar as it applies to the Subject Interest acquired by Seller's successor in interest. If Seller elects to require its successor in interest to execute an agreement substantially identical to this Agreement, such agreement shall be executed contemporaneously with the documents evidencing the conveyance of the Subject Interest. Notwithstanding the foregoing, Seller shall have the right to convey a Subject Interest to a Person who is not an affiliate free and clear of this Agreement if the Subject Interest, when combined with any other Subject Interest contemporaneously conveyed to such Person, produced in total an average of 200 MMBtu per day, or less, over the six month period ending ninety
(90) days prior to the effective date of the conveyance.

     18.5 Notwithstanding the provisions of Section 18.4, Buyer, in connection with certain transactions, may grant a lender or other third party ("Lender") a security interest in Buyer's interest in this Agreement and the quantity of Seller's Gas delivered to Buyer hereunder. Buyer will give Seller prompt written notice of the granting of a security interest and Seller hereby consents to the creation of the liens described above.

     18.6 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS.

     18.7 Seller shall, to the extent it is assignable without breach of contract and without subjecting Seller to regulatory requirements that would not otherwise be applicable, assign to Buyer or any affiliate of Buyer designated by Buyer, without warranty, any rights which Seller may have or acquire in any option to purchase PG&E's gas gathering system in the Rio Vista Unit area. If any such option is not so assignable, Seller shall at Buyer's written request and at Buyer's expense exercise such option or cause it to be exercised and thereafter assign such gas gathering system to Buyer or an affiliate of Buyer designated by Buyer, without warranty, subject, however, to applicable regulatory requirements.

     All payments to Seller shall be made in accordance with the Wire Transfer Instructions attached hereto as Exhibit "D."

     IN WITNESS WHEREOF, the parties hereto have executed, or caused this Agreement to be executed by their duly authorized officers, as of the Effective Date.


                                 SELLER:

                                 SHERIDAN CALIFORNIA ENERGY, INC.

                                 By: /s/ B.A. Berilgen
                                    -----------------------------------------
                                 Printed Name: B.A. Berilgen
                                              -------------------------------
                                 Title: President and Chief Executive Officer
                                       --------------------------------------




                                 BUYER:

                                 CALPINE FUELS CORPORATION

                                 By: /s/ John T. King
                                    ----------------------------------------
                                 Printed Name: John T. King
                                              ------------------------------
                                 Title: Agent
                                       -------------------------------------

                                  EXHIBIT "A"

              TO GAS PURCHASE AND SALES AGREEMENT BY AND BETWEEN
         CALPINE FUELS CORPORATION, AS BUYER, AND SHERIDAN CALIFORNIA
           ENERGY, INC., AS SELLER, DATED EFFECTIVE JANUARY 25, 1999

     1. Those certain lands which comprise the "AHC Properties" and the "Sheridan Properties" as defined and described in that certain Agreement Regarding Formation of Corporation by and between Sheridan Energy, Inc., Sheridan California Energy, Inc., Calpine Corporation, and CPN Production Company, dated effective January 25, 1999; and

     2. Those lands depicted on the map attached hereto as Exhibit "A-1" designated as the seismic area.

                                  EXHIBIT "B"

                              SELLER'S NOMINATION


Selling Party:__________________           Receipt Point:___________________


Month of Gas Flow:______________           _________________________________


                             SCHEDULE OF GAS FLOW
                             --------------------

     DAY         QUANTITY (MMBTU/DAY)        DAY      QUANTITY (MMBTU/DAY)
     ---         ----------------------      ---      --------------------


     01                                      16

     02                                      17

     03                                      18

     04                                      19

     05                                      20

     06                                      21

     07                                      22

     08                                      23

     09                                      24

     10                                      25

     11                                      26

     12                                      27

     13                                      28

     14                                      29

     15                                      30

                                             31


Total Month_____________________           Average Btu_____________________

                                  EXHIBIT "C"

               BUYER'S NOMINATION AND MONTHLY CONTRACT QUANTITY


Selling Party:_______________            Receipt Point:____________________

Month of Gas Flow____________            __________________________________


                             SCHEDULE OF GAS FLOW
                             --------------------


       DAY          QUANTITY (MMBTU/DAY)      DAY  QUANTITY (MMBTU/DAY)
       ---          --------------------      ---  -------------------

        01                                    16

        02                                    17

        03                                    18

        04                                    19

        05                                    20

        06                                    21

        07                                    22

        08                                    23

        09                                    24

        10                                    25

        11                                    26

        12                                    27

        13                                    28

        14                                    29

        15                                    30

                                              31

Total Month (Monthly Contract Quantity)_______  Average Btu_________________

                                  EXHIBIT "D"

                          WIRE TRANSFER INSTRUCTIONS
                          --------------------------


Bank One Texas, N.A.
Houston, TX

ABA # 111000614

Bank Contact: Lenna Lenders
Bank No.:     713-751-7865
Bank Fax:     713-751-3544

Account Name:     Sheridan California Energy, Inc.
Account Number:   156-6568-117
Tax ID Number:    94-3318017